Exhibit 2.1

Execution Version

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of January 26, 2022, is entered into by and among Dune Acquisition Corp., a Delaware corporation (“SPAC”), Dune Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of SPAC (“Merger Sub”), Dune Merger Sub II, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of SPAC (“Merger Sub II”), and TradeZero Holding Corp., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, on October 12, 2021, the parties hereto entered into the Agreement and Plan of Merger (the “Merger Agreement”).

WHEREAS, in accordance with Section 11.10 of the Merger Agreement, the parties hereto desire to amend the terms of the Merger Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendments to Merger Agreement. The Merger Agreement is hereby amended as set forth below in this Section 1.

(a) The definition of “Earn Out Pro Rata Share” in Article I of the Merger Agreement is amended and restated to read in its entirety as follows:

“Earn Out Pro Rata Share” means the pro rata portion of the Merger Consideration allocated to each Pre-Closing Holder, as set forth on the Allocation Schedule.”

(b) The definition of “Required Transaction Proposals” in Article I of the Merger Agreement is amended and restated to read in its entirety as follows:

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Share Issuance Proposal, the SPAC Charter Proposal A, the Incentive Equity Plan Proposal, the Director Election Proposal and the ESPP Proposal.

(c) The definition of “SPAC Stockholder Matters” in Article I of the Merger Agreement is amended and restated to read in its entirety as follows:

“SPAC Stockholder Matters” means (a) the adoption and approval of this Agreement and the Transactions (the “Business Combination Proposal”), (b) the adoption and approval of the issuance of shares of SPAC Class A Common Stock in connection with the Transactions as may be required under Nasdaq listing requirements (the “Share Issuance Proposal”), (c) the adoption and approval of the amendments to the Certificate of Incorporation as contemplated by the SPAC Charter attached as Exhibit C (other than the proposals addressed in clause (d)) (“SPAC Charter Proposal A”) proposals to (1) approve and adopt an amendment to the SPAC Charter to increase the number of authorized shares of SPAC Common Stock from 380,000,000 shares to 550,000,000 shares of SPAC Common Stock and the total number of authorized shares from 401,000,000 shares to 551,000,000 shares and (2) to provide that the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL, (e) the adoption and approval of the Incentive Equity Plan in accordance with Section 7.06 (the “Incentive Equity Plan Proposal”), (f) the adoption and approval of the ESPP in accordance with Section 7.06 (the “ESPP Proposal”), (g) approval of the change of SPAC’s name to TradeZero Global Inc. (or such other name satisfactory to the Company, as determined prior to the mailing of the Proxy Statement), (h) the election of the members of the SPAC Board as of the Closing in accordance with Section 7.05 (the “Director Election Proposal”), (i) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Transaction Agreements, and (j) the adoption and approval of a proposal for the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

(d) The proviso at the end of the first sentence of Section 3.03(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“provided, however, in each case, the Earn Out Shares issued to the Pre-Closing Holders shall be reduced by any Earn Out Shares underlying the SPAC RSU Earnout Awards granted pursuant to Section 3.01(c), and then among the Pre-Closing Holders based on the applicable Earn Out Pro Rata Share.”

(e) Section 3.03(b) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(b) If during the Earn Out Period, a Company Sale occurs, then immediately prior to the consummation of such Company Sale, any Earn Out Shares that have not previously been distributed to the Earn Out Recipients (whether or not previously earned) shall be deemed earned (and the applicable Triggering Event achieved); provided, however, that such Earn Out Shares shall be deemed earned (and the applicable Triggering Event achieved) only if the implied value per share of SPAC Class A Common Stock in the Company Sale at the time of first announcement of such Company Sale (as determined by the SPAC Board by (i) dividing the implied equity value of SPAC at the time of first announcement of such Company Sale of the aggregate proceeds to be paid to, or in the event of an asset sale, the value of the consideration to be received by the SPAC that will be available for distribution to, the stockholders of the SPAC in such Company Sale by (ii) the sum of (A) the number of shares of SPAC capital stock outstanding immediately prior to the consummation of such Company Sale plus (B) the number of Earn Out Shares issuable pursuant to the applicable Triggering Event(s) achieved at such implied value per share) equals or exceeds $12.00, $15.00 or $18.00, as applicable, as adjusted pursuant to Section 3.03(c) below.”

Section 2. References to and Effect on the Merger Agreement. Except as expressly amended by this Amendment, all of the terms, conditions and other provisions of the Merger Agreement shall continue to be in full force and effect in accordance with their respective terms. No reference to this Amendment need be made in any instrument or document making reference to the Merger Agreement, and any reference to the Merger Agreement in any such instrument or document shall be deemed to refer to the Merger Agreement as amended by this Amendment.

Section 3. Miscellaneous. All relevant provisions of Article XI (Miscellaneous) of the Merger Agreement shall apply to this Amendment to the same extent as if set forth herein, mutatis mutandis.

[Signature Page(s) Follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

DUNE ACQUISITION CORP.

By:	/s/ Carter Glatt
Name:	Carter Glatt
Title:	CEO

DUNE MERGER SUB, INC.

By:	/s/ Carter Glatt
Name:	Carter Glatt
Title:	CEO

DUNE MERGER SUB II, LLC

By:	/s/ Carter Glatt
Name:	Carter Glatt
Title:	CEO

Signature Page to First Amendment to Agreement and Plan of Merger

tradezero holding corp.

By:	/s/ Daniel Pipitone
Name:	Daniel Pipitone
Title:	CEO

Signature Page to First Amendment to Agreement and Plan of Merger

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